FOURTEENTH AMENDMENT AGREEMENT

TO

COMMITTED FACILITY AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of December 1, 2022 to the Committed Facility Agreement dated March 6, 2009 (as amended, restated or supplemented from time to time, the “Agreement”) entered into by and between DNP Select Income Fund Inc. (“Customer”), on the one hand, and BNP Paribas Prime Brokerage International Limited (via assignment from BNP Paribas Prime Brokerage, Ltd., “BNPP PB”), on the other.

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.	Amendment to the Financing Rate in Appendix B of the Agreement

Appendix B to the Agreement is hereby amended by replacing the Customer Debit Rate of “1M LIBOR +85 bps” with “SOFR + 95 bps”.

2.	Amendments to Definitions section of the Agreement

Paragraph 1 of the Agreement is hereby amended to delete the definition of “LIBOR” in its entirety where it appears therein, reordering all other definitions as appropriate.

The following definition is hereby added to Section 1 of the Agreement in alphabetical order, reordering such other definitions as appropriate:

““SOFR” shall mean the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.”

3.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous

a.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

b.

Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

c.	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

d.	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

e.	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

Classification : Confidential

(Signature Page Follows)

Classification : Confidential

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED

Name:	Michael Krzewicki
Title:	Managing Director

Name:	Alex Bergelson
Title:	Managing Director

DNP SELECT INCOME FUND INC.

Name:	DANIEL J. PETRISKO
Title:	EVP

Classification : Confidential